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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tweeter Home Entertainment Group, Inc. on Form S-3 of our report dated
November 26, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill and intangible assets in fiscal 2002), appearing in the Annual Report on Form 10-K of Tweeter Home Entertainment Group, Inc. for the year ended September 30, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP


Boston, Massachusetts
April 24, 2003